Exhibit 99.1
ZipRecruiter Announces Board of Directors Appointment

SANTA MONICA, CA (February 9, 2026) – ZipRecruiter® (NYSE: ZIP), a leading online employment marketplace, today announced the appointment of Jennifer Saenz to the company’s Board of Directors (the “Board”) and the resignation of Yvonne Hao from her position as a member of the Board, both effective February 5, 2026. Jennifer Saenz will also serve as a member of ZipRecruiter’s Compensation Committee and Nominating and Corporate Governance Committee.

“Jennifer has spent her career building trusted brands and operating at scale, and we’re thrilled to welcome her to our Board,” said Ian Siegel, CEO of ZipRecruiter. “Her experience leading marketing, merchandising, and commerce organizations will be valuable as we continue to improve how people find jobs and how employers find the right talent. We’re excited to have her voice in the room.”

“I’m grateful to Yvonne for her thoughtful leadership and numerous contributions over the years, and we wish her all the best in her future pursuits,” added Siegel.

Jennifer Saenz has held senior leadership roles at Albertsons Companies, a food and drug retailer, since July 2021. She has served as Executive Vice President and Chief Commercial Officer since June 2025. Previously, she served as Executive Vice President, Pharmacy and E-Commerce Operations from April 2024 to June 2025 and as Executive Vice President, Chief Merchandising Officer from July 2021 to April 2024.

Prior to Albertsons, Ms. Saenz held multiple roles at PepsiCo, a food and beverage company, including Global Chief Marketing Officer and President, Global Foods, from August 2005 to June 2021. She holds a B.B.A. from Emory University’s Goizueta School of Business and an M.B.A. from the Wharton School of Business at the University of Pennsylvania. She has also completed an executive education program at Harvard Business School.

About ZipRecruiter
ZipRecruiter® (NYSE:ZIP) is a leading online employment marketplace that actively connects people to their next great opportunity. ZipRecruiter’s powerful matching technology improves the job search experience for job seekers and helps businesses of all sizes find and hire the right candidates quickly. ZipRecruiter has been the #1 rated job search app on iOS & Android for the past nine years1 and is rated the #1 employment job site by G2.2 For more information, visit www.ziprecruiter.com.

Contacts
Investors:
Emilio Sartori
Investor Relations
ir@ziprecruiter.com

Corporate Communications:
Claire Walsh
Press Relations
press@ziprecruiter.com

1 Based on job seeker app ratings, during the period of January 2017 to January 2026 from AppFollow for ZipRecruiter, Glassdoor, Indeed, LinkedIn, and Monster.
2 Based on G2 satisfaction ratings in N. America as of January 12, 2026.